Exhibit (a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 21, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BigBand Networks, Inc.

at

$2.24 Net Per Share

by

Amsterdam Acquisition Sub, Inc.

a wholly owned subsidiary of

ARRIS Group, Inc.

Amsterdam Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of ARRIS Group, Inc., a Delaware corporation (“Parent”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BigBand Networks, Inc., a Delaware corporation (“BigBand”), at a price of $2.24 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 9 of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary and Morrow & Co., LLC, which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring all of the equity interests of BigBand. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, NOVEMBER 18, 2011 UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered and not withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares then owned by Parent or the Purchaser, if any, represents at least a majority of the sum of (A) all then outstanding Shares and (B) Shares underlying options to purchase Shares under any of BigBand’s equity incentive plans that are then exercisable by their terms with a per share exercise price less than the Offer Price (as defined below). The Offer is also subject to the satisfaction of certain other conditions set forth in Annex A of the Merger Agreement (as defined below). See Section 14 “Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 10, 2011 (the “Merger Agreement”), by and among Parent, the Purchaser and BigBand, under which, after the completion of the Offer and the satisfaction or waiver of all of the conditions thereto, the Purchaser will be merged with and into BigBand, with BigBand surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by Parent, the Purchaser or by any direct or indirect wholly owned subsidiary of Parent, the Purchaser or BigBand, in each case immediately prior to the effective time of the Merger, and Shares owned by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $2.24 per Share in cash, or any different price per Share paid in the Offer (such price being referred to herein as the “Offer Price”), payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 13 “The Merger Agreement; Other Agreements” of the Offer to Purchase.

The board of directors of BigBand has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and are fair to BigBand and its stockholders; (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders of BigBand accept the Offer and tender their Shares pursuant to the Offer, and, to the extent necessary or advisable in connection with the transactions contemplated by the Merger Agreement, that the stockholders of BigBand adopt the Merger Agreement.

In order to tender Shares in the Offer, you must either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are held in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 “Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company

(the “Book Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 “Procedure for Tendering Shares” of the Offer to Purchase, and any other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement, the Purchaser may at any time and from time to time before the expiration of the Offer, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that without the prior written consent of BigBand, the Purchaser will not (i) waive the Minimum Condition, the HSR Condition or the No Injunctions Condition (each as defined in the Offer to Purchase); (ii) decrease the Offer Price; (iii) change the form of consideration payable in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend the expiration of the Offer other than in accordance with the Merger Agreement; or (vi) impose additional conditions to the Offer other than or in addition to the conditions described in Section 14 “Conditions of the Offer” of the Offer to Purchase, or otherwise amend, modify or supplement any of the conditions to the Offer described in Section 14 “Conditions of the Offer” of the Offer to Purchase or terms of the Offer in a manner that adversely affects the holders of the Shares.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser is required by the Merger Agreement to extend the Offer (i) to the extent required by applicable law or order, or any applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission or the staff thereof or The NASDAQ Global Select Market; (ii) if, on or prior to any then scheduled expiration date of the Offer, any of the conditions of the Offer, including the Minimum Condition (as defined in the Offer to Purchase) or any of the other conditions set forth in the Merger Agreement, have not been satisfied or waived (if permitted), in which case the Offer will be extended for successive 10 business day periods (or any longer period as may be approved in advance by BigBand) in order to permit the satisfaction of the conditions of the Offer; (iii) in the event that an Acquisition Proposal (as defined in the Merger Agreement) has been publicly announced or disclosed and has not been withdrawn or otherwise abandoned prior to the scheduled expiration of the Offer, for a period of 10 business days (or any longer period as may be approved in advance by BigBand); or (iv) if any material amendment to any Acquisition Proposal has been publicly announced or disclosed and has not been withdrawn or otherwise abandoned as of the then scheduled expiration of the Offer, for successive extensions of five business days (or any longer period as may be approved in advance by BigBand), it being understood and agreed there is no requirement to extend the Offer pursuant to clauses (iii) and (iv) on more than three occasions. Any extension of the Offer will be followed by a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if Parent, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares (assuming exercise in full of the Top-Up Option), which would permit the Purchaser to complete the Merger under the “short-form” merger provisions of the General Corporation Law of Delaware, then the Purchaser may, in its sole discretion, provide for a subsequent offering period (and one or more extensions thereof) of not less than three nor more than 20 business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Purchaser does not currently intend to provide a Subsequent Offering Period but reserves the right to do so.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after December 19, 2011, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and previously accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 “Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. If Shares have been tendered by giving instructions to a broker or other nominee, the tendering stockholder must instruct the broker or other nominee to arrange for the withdrawal of the Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 “Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or other foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5 “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

BigBand has agreed to provide the Purchaser with BigBand’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (877) 757-5405

E-mail: bigband.info@morrowco.com

October 21, 2011

To ensure compliance with Treasury Department regulations, we advise you that, unless otherwise expressly indicated, any federal tax advice contained in this announcement was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.